Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Quest Energy Partners, L.P. of our report dated July 19, 2007 (and as restated September 5, 2007) with respect to the carve out financial statements of Quest Energy Partners, L.P. Predecessor, our report dated September 5, 2007 with respect to the consolidated balance sheet of Quest Energy GP, LLC, and our report dated September 5, 2007 with respect to the balance sheet of Quest Energy Partners, L.P., included in the Amended Registration Statement on Form S-1/A No. 5 and related Prospectus of Quest Energy Partners, L.P. dated October 31, 2007.

Murrell, Hall, McIntosh & Co., PLLP

/s/ Murrell, Hall, McIntosh & Co., PLLP

Oklahoma City, Oklahoma

December 18, 2007